Exhibit 3.1

THE MACERICH COMPANY

ARTICLES SUPPLEMENTARY

The Macerich Company, a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST:  Pursuant to Section 3-802(b)(3) of the Maryland General Corporation Law (the “MGCL”), the Company, by a resolution of its Board of Directors (the “Board “) duly adopted at a meeting duly called and held, elected to no longer be subject to Section 3-803 of the MGCL.

SECOND:  The Company’s election to no longer be subject to Section 3-803 of the MGCL has been approved by the Board in the manner and by the vote required by law.

THIRD:  The undersigned acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Senior Executive Vice President and Chief Legal Officer and attested by its Senior Executive Vice President and Chief Financial Officer on this 29th day of May, 2015.

ATTEST:	THE MACERICH COMPANY

/s/ Thomas E. O’Hern	/s/ Thomas J. Leanse
Thomas E. O’Hern	Thomas J. Leanse
Senior Executive Vice President,	Senior Executive Vice President,
Chief Financial Officer and Treasurer	Chief Legal Officer and Secretary